ATS Corporation Announces Financial Results for the Fourth Quarter and Fiscal Year 2010

MCLEAN, Va., Feb. 17, 2011 /PRNewswire/ --

Highlights

  2010 fully diluted EPS of $0.31, up 121% over 2009 fully diluted EPS of $0.14
  Operating income of $10.5 million and net income of $7.1 million for 2010 compared to operating income of $9.6 million and $3.1 million, representing an increase of 8.9% and 127% respectively
  2010 EBITDA (1) of $14.5 million, representing an EBITDA margin of 12.4% and 2010 adjusted EBITDA (2) of $13.1 million representing an adjusted EBITDA margin of 11.3% compared to adjusted EBITDA (2) of $13.1 million in 2009 or an adjusted EBITDA margin of 11.0%
  2010 total new bookings of $186.0 million, representing a book to bill ratio of 1.6x for the full year
  Backlog of $236.1 million, up 41.5% from December 31, 2009 backlog of $166.8 million
  2010 revenue of $116.7 million
  Total debt of $14.4 million as of December 31, 2010, down 32.1% from $21.2 million at December 31, 2009
  DSO of 68 as of December 31, 2010

ATS Corporation ("ATSC" or the "Company") (NYSE Amex: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter Results

ATSC reported revenue of $27.7 million for the fourth quarter of 2010.  Revenue for the fourth quarter decreased by 5.1% over fourth quarter revenue of $29.2 million in fiscal year 2009.  Operating income for the fourth quarter of 2010 was $3.5 million and net income for the quarter was $2.2 million, or $0.10 per diluted share, compared to an operating income of $1.3 million and net loss of $461,000, or ($0.02) per diluted share for the fourth quarter of 2009.  EBITDA (1) was $4.1 million for the fourth quarter of 2010 resulting in an  EBITDA margin of 14.9%, compared to a EBITDA (1) of $547,000 for the fourth quarter of 2009 and an adjusted EBITDA (2) of $2.4 million, resulting in an adjusted EBITDA margin of 8.3% for the fourth quarter of 2009.

ATSC's quarter over quarter decline in revenue was primarily driven by the successful transition of several recompeted, new contracts awarded to ATSC but at lower initial revenue levels. The quarter over quarter increase in EBITDA was driven by an increase in gross margins from 30% to 32% combined with a 28.9% decrease in selling, general and administrative expenses related to cost savings associated with labor utilization and administrative process improvements.

Full Fiscal Year 2010 Results

ATSC reported revenue of $116.7 million for the fiscal year ended December 31, 2010.  Revenue for the year decreased $2.0 million, by 1.7% over revenue of $118.7 million for fiscal year 2009.   Revenue from commercial contracts increased $1.5 million to $12.3 million, or 13.8%, and revenue from Fannie Mae, a government sponsored enterprise, increased $3.8 million to $15.5 million, or 32.5%.  Revenue from civilian government contracts of $55.3 million in 2010 was in line with 2009. The increases discussed above were offset by a drop in defense and homeland security government contracts and state and local contracts of $7.0 million to $33.6 million, due to several factors.  As discussed above, ATSC successfully secured a number of recompeted contracts awarded to ATSC during 2010, but at lower initial revenue levels.  The Company also experienced a decrease in scope on several contracts, the largest of which were subcontracts with the U.S. Coast Guard and the U.S. Air Force as end customers.  Finally, state and local revenue declined due to two large development contracts nearing completion.

Operating income for 2010 was $10.5 million, an increase of 8.9% over operating income of $9.6 million in 2009.  Net income for the year was $7.1 million, or $0.31 per diluted share, compared to net income of $3.1 million, or $0.14 per diluted share for fiscal year 2009, representing a 121% increase in EPS.

EBITDA (1) was $14.5 million and adjusted EBITDA (2) was $13.1 million for 2010, resulting in an adjusted EBITDA margin of 11.3% compared to EBITDA (1) of $11.2 million and adjusted EBITDA (2) of $13.1 million in 2009, or an adjusted EBITDA margin of 11.0%.

EBITDA (1) and net income for the year were favorably impacted by $1.3 million of other income, net of related legal expenses, associated with the resolution of acquisition-related indemnification claims.  Additionally, and as discussed above, selling, general, and administrative expenses dropped by 11.9% for the year due to cost savings associated with labor utilization and administrative process improvements.  The significant drop in net interest expense was attributable to the lower outstanding debt balance, a resulting decrease in the interest rate, termination of the Company's swap arrangement in the third quarter of 2010, and interest income associated with the indemnification settlement.

Total backlog as of December 31, 2010 was $236.1 million (of which $36.7 million was funded), an increase of 41.5% over total backlog of $166.8 million as of December 31, 2009.  Days sales outstanding were 68 at the end of the fourth quarter of fiscal year 2010.  As of December 31, 2010, ATSC's balance sheet included total debt of $14.4 million, all on the revolving credit facility as the promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc., were paid in full as of September 30, 2010. Total liabilities were down 31.8% to $29.6 million from 2009 to 2010.  Within total liabilities, the total debt is down 32.1% from $21.2 million at December 31, 2009, which included approximately $2.5 million in promissory notes related to the acquisitions mentioned above.  Additionally, the balance sheet included $58.2 million in stockholders' equity as of December 31, 2010.

New Booking Highlights and Management Comments

2010 net new bookings totaled approximately $186.0 million, representing a book to bill ratio of 1.6x for the full year.  Fourth quarter net new bookings totaled approximately $45.2 million, also representing a book to bill ratio of 1.6x for the quarter.

New awards received during the fourth quarter included:

  a $19.5 million, five-year award with the Department of Homeland Security ("DHS") Science and Technology to support DHS initiatives that test technologies for detecting, tracking, classifying and responding to border threats such as smuggling, illegal trafficking and terrorism; and

  a $22.7 million, five year award with a civilian agency to provide comprehensive information technology services.

The balance of the bookings came from add-ons or additional funding from existing clients, including the Department of Housing and Urban Development and the Defense Technology Security Administration, among others.   Additionally ATSC won an Indefinite Delivery, Indefinite Quantity ("IDIQ") contract with the U.S. Army to provide human resources solutions and services in the mission area of Recruiting and Retention ("R&R").  The Army R&R multiple-award contract has a ceiling value of $238 million over a five-year term.  ATSC is one of fourteen awardees that can compete for upcoming tasks on this IDIQ.

ATSC Co-Chief Executive Officer and Chief Financial Officer Pamela Little commented, "We are extremely pleased to report a 42% increase in backlog this year, continued strong performance in delivering well above industry average EBITDA margins and within our guidance for the year, and a 121% increase in EPS over last year.  Furthermore, we paid down our debt by 32% over the course of the year."

ATSC Co-Chief Executive Officer John Hassoun further commented, "The $186 million in new bookings for the year represent a book to bill ratio of 1.6x for the full year.  The new bookings reflect a heavy recompete schedule we successfully defended in 2010, proving our ability to execute on contracts and retain business in a highly competitive market which also secured much of our existing work over the next four to five years.  While experiencing strong growth in both our commercial and government sponsored enterprise business areas in 2010, we did experience a decline in revenue in our defense and homeland security as well as state and local government business.  This drop is primarily related to the heavy recompete schedule we faced this year and the resulting pricing pressure from our competitors.  We expect those awards to scale in size and scope over their multi-year period as is common in our sector."

Management's Outlook

Based on current market trends and current ATSC backlog and bid activity, the Company is issuing guidance of a 2011 revenue range of $120 to $125 million and an EBITDA (1) range of $15.0 to $17.0 million.

Conference Call

ATSC will conduct a fourth quarter conference call on Thursday, February 17, 2011 at 5:00 p.m. ET.   The dial-in number for the live teleconference for participants based in the U.S. and Canada is 866-804-3547, conference ID # 1515128. For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of mission-driven software and systems development, systems integration, infrastructure management and consulting services to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  ATSC technology professionals are recognized for their deep domain expertise in case management; border and port security; and financial, supply chain management and health information systems.  Headquartered in McLean, Virginia, the Company has over 500 employees at 5 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011. In addition, the forward-looking statements included in this press release represent our views as of February 17, 2011. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 17, 2011.

Additional information about ATSC may be found at www.atsc.com.

(1) EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, depreciation and amortization, and impairment charges.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2) Adjusted EBITDA is defined as EBITDA adjusted in 2009 for one time severance expenses and the litigation-related loss contingency and in 2010 forone-time other income, net of associated expenses, associated with the adjustment of seller notes and the release of escrow from a previous acquisition, neither expected to be reflected in the ongoing performance of ATSC.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to adjusted EBITDA.

ATS Corporation Consolidated Statement of Operations (audited)
	ATS Corporation
	Three Months Ended December 31,		Year Ended, December 31,
	2010 (unaudited)	2009 (unaudited)	2010	2009
Revenue	$27,661,304	$29,161,182	$116,666,234	$118,658,939
Operating costs and expenses:
Direct costs	18,773,270	20,359,172	81,059,072	80,349,485
Selling, general and administrative expenses	4,806,071	6,756,512	22,604,892	25,664,838
Depreciation and amortization	636,528	714,003	2,540,210	3,038,021
Total operating costs and expenses	24,175,873	27,829,687	106,204,174	109,052,344
Operating income	3,485,431	1,331,495	10,462,060	9,606,595
Other (expense) income:
Interest expense, net	(87,926)	(695,036)	(1,157,477)	(2,859,462)
Other (expense) income	—	(1,498,600)	1,463,332	(1,438,563)
Income (loss) before income taxes	3,397,505	(862,141)	10,767,915	5,308,570
Income tax expense (benefit)	1,202,939	(400,808)	3,666,741	2,180,727
Income (loss) from continuing operations	$2,194,566	$(461,333)	$7,101,174	$3,127,843

Weighted average number of shares outstanding
- basic	22,590,930	22,728,722	22,535,493	22,669,066
- dilutive	22,571,169	22,890,749	22,690,774	22,766,840
Basic net income (loss) per share	$0.10	$(0.02)	$0.32	$0.14
Diluted net income (loss) per share	$0.10	$(0.02)	$0.31	$0.14

Reconciliation of GAAP Net Income to EBITDA (1) and Adjusted EBITDA (2)
	ATS Corporation
	Three Months Ended December 31,		Year Ended, December 31,
	2010	2009	2010	2009
Net Income	$2,194,566	$(461,333)	$7,101,174	$3,127,843
Adjustments:
Depreciation and amortization	636,528	714,003	2,540,210	3,038,021
Interest	87,926	695,036	1,157,477	2,859,462
Taxes	1,202,939	(400,808)	3,666,741	2,180,727
EBITDA (1)	4,121,959	546,898	14,465,602	11,206,053

Severance	—	383,211	—	383,211
Net Settlements	—	1,500,000	(1,322,776)	1,500,000

Adjusted EBITDA (2)	4,121,959	2,430,109	13,142,826	13,089,264

ATS Corporation Consolidated Balance Sheets (audited)

	Year Ended December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$65,993	$178,225
Accounts receivable, net	21,219,602	22,497,444
Prepaid expenses and other current assets	696,174	625,231
Income tax receivable, net	61,477	205,339
Restricted cash	1,327,245	1,324,510
Other current assets	25,491	46,057
Deferred income taxes, current	698,521	2,361,611
Total current assets	24,094,503	27,238,417
Property and equipment, net	2,714,164	3,011,621
Goodwill	55,370,011	55,370,011
Intangible assets, net	4,110,470	6,102,798
Other assets	133,314	146,567
Deferred income taxes	1,407,545	1,400,260
Total assets	$87,830,007	$93,269,674
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$—	$21,191,135
Capital leases – current portion	79,572	—
Accounts payable	4,457,781	4,753,800
Other accrued expenses and current liabilities	2,381,941	6,356,896
Accrued salaries and related taxes	2,917,294	4,541,509
Accrued vacation	1,968,226	2,259,538
Deferred revenue	513,653	1,392,457
Deferred rent – current portion	320,498	320,498
Total current liabilities	12,638,965	40,815,833
Long-term debt – net of current portion	14,400,000	—
Capital leases – net of current portion	143,648	—
Deferred rent – net of current portion	2,465,962	2,658,055
Other long-term liabilities	—	5,795
Total liabilities	29,648,575	43,479,683
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock $.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,561,486 and 31,235,696 shares issued, respectively	3,156	3,124
Additional paid-in capital	132,803,839	131,702,488
Treasury stock, at cost, 8,897,893 and 8,745,893 shares, respectively	(31,663,758)	(31,209,118)
Accumulated deficit	(42,961,805)	(50,062,979)
Other comprehensive income (net of $400,571 tax effect)	—	(643,524)
Total shareholders' equity	58,181,432	49,789,991
Total liabilities and shareholders' equity	$87,830,007	$93,269,674

ATS Corporation Consolidated Statement of Cash Flows (audited)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities
Net income	$7,101,174	$3,127,843

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,540,210	3,038,021
Non-cash interest (income) expense SWAP agreement	(354,020)	354,020
Employee stock-based compensation	748,409	654,572
Directors' fees paid in equity	103,098	113,735
Deferred income taxes	1,237,633	(767,726)
Deferred rent	(192,093)	(243,140)
Gain on disposal of equipment	(8,722)	(61,437)
Reduction in notes payable from acquisition	(495,000)	—
Provision for bad debt	974,203	1,150,993
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	303,639	5,620,210
Prepaid expenses and other current assets	(70,943)	(87,258)
Restricted cash	(2,735)	(7,980)
Other assets	34,026	218,044
Accounts payable	(296,021)	(795,938)
Other accrued expenses and accrued liabilities	(2,576,840)	284,253
Accrued salaries and related taxes	(1,624,215)	1,541,932
Accrued vacation	(291,312)	38,672
Income taxes payable and receivable, net	161,463	(961,207)
Other current liabilities	(878,804)	(352,895)
Other long-term liabilities	(5,795)	5,794
Net cash provided by operating activities	$6,407,355	$12,870,508
Cash flows from investing activities
Purchase of property and equipment	(9,074)	(135,414)
Proceeds from release of escrows	—	3,758,637
Proceeds from disposals of equipment	10,000	61,437
Net cash provided by (used in) investing activities	$926	$3,684,660

Cash flows from financing activities
Borrowings on line of credit	69,814,288	65,880,794
Payments on line of credit	(74,102,523)	(79,747,617)
Issuance of notes payable	—	139,176
Payments on notes payable	(2,007,900)	(2,157,108)
Payments on capital leases	(19,614)	(87,079)
Proceeds from exercise of stock options	19,588	—
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	230,288	167,180
Payments to repurchase treasury stock	(454,640)	(937,111)
Net cash used in financing activities	$(6,520,513)	$(16,741,765)

Net decrease of cash	$(112,232)	$(186,597)

Cash and cash equivalents, beginning of period	178,225	364,822
Cash and cash equivalents, end of period	$65,993	$178,225

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$2,289,228	$3,926,398
Income tax refunds	$23,977	$25,971
Interest paid	$1,972,402	$2,280,525
Interest received	$305,461	$49,978

Non-cash investing activities:
Equipment financed under capital leases	$242,834	$—

CONTACT:  Company: Joann O'Connell, Vice President, Investor Relations, +1-571-766-2400, or Media: Penny Parker, Corporate Communications Manager, +1-571-766-2400, both of ATS Corporation